EXHIBIT 21


           EXHIBIT 21. SUBSIDIARY OF PRINCETON NATIONAL BANCORP, INC.




Citizens First National Bank                   Princeton National Bancorp, Inc.
                                               Owns 100 percent of the shares
                                               of Citizens First National Bank.